Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Sotherly Hotels Inc. and

The Board of Directors and Partners of

Sotherly Hotels LP

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2017, with respect to the consolidated balance sheet of Sotherly Hotels Inc. and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, changes in equity, and cash flows for the year ended December 31, 2016, and the related financial statement schedule, which appears in Sotherly Hotels Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2017, with respect to the consolidated balance sheet of Sotherly Hotels LP and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the year ended December 31, 2016, and the related financial statement schedule, which appears in Sotherly Hotels LP’s Annual Report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Norfolk, Virginia

September 6, 2017